EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 10, 2009, except for the effect of the change in segments in 2008 and 2007 as discussed in Note 13 to the consolidated financial statements, for which the date is March 10, 2010, relating to the financial statements as of December 31, 2008  and for  each of the two years in the period ended December 31, 2008 and financial statement schedule for each of the two years in the period ended December 31, 2008, which appears in Alpha Pro Tech, LTD’s Annual Report on Form 10-K for the year ended December 31, 2009.

PricewaterhouseCoopers LLP
Salt Lake City, UT
August 25, 2010